Q1’20 Annualized Results Exhibit 99.2 Company was on track to meet the Adjusted EBITDA guidance issued on October 2019 despite significant erosion in the operating environment and absorbing dislocations from the COVID-19 pandemic Δ in N. America Rig Count (period to period) Rigs 950 860 728 Change 650 (15%) 2020 Guidance 350 Q1’20 Q1’20 issued on Sep. '19 Mar. '20 Actual* Annualized October 2019 Revenue $1,215 $4,860 $5,175 Δ in Int’l. Rig Count (period to period) Rigs Change 1,131 1,059 (6%) Adj. EBITDA $178 $712 $750 Margin% 14.7% 14.7% 14.5% Sep. '19 Mar. '20 Δ in Brent Spot (period to period) $60.99 $/bbl Change (69%) $19.19 Sep. '19 Mar. '20 * Adjusted EBITDA is a non-GAAP measure. Please refer to the Company’s May 11 Earnings Press Release for a reconciliation to the comparable GAAP measure. ©2020 Weatherford International plc. All rights reserved.